Exhibit 99.1
Nabors 3Q2011 EPS Equals $0.44 from Continuing Operations, Excluding the Net Effect of
Certain Non-Cash Asset Gains and Impairments
Hamilton, Bermuda, October 25, 2011 / PRNewswire — FirstCall / Nabors Industries Ltd. (NYSE: NBR) today announced its results for the third quarter and nine months ended September 30, 2011. Adjusted income derived from operating activities was $235.7 million for the third quarter, compared to $164.4 million in the third quarter of 2010 and $174.8 million in the second quarter of this year. Net income from continuing operations was $129.6 million, or $0.44 per diluted share, excluding approximately $47.4 million, or $0.16 per diluted share, which represents the net effect of non-cash asset impairments related to rig retirements, partially offset by asset gains from two recent acquisitions. This compares to net income of $84.7 million, or $0.29 per diluted share, in the third quarter of 2010 and $68.1 million, or $0.23 per diluted share, in the second quarter of this year. Operating revenues and earnings from unconsolidated affiliates totaled $1.63 billion in the current quarter, compared to $1.08 billion in the third quarter of last year and $1.36 billion in the second quarter of this year. For the nine months ended September 30, 2011, adjusted income derived from operating activities was $601.6 million compared to $433.0 million in 2010. Excluding the aforementioned items, net income from continuing operations was $282.1 million, or $0.96 per diluted share, for the first nine months of 2011, compared to $172.2 million, or $0.59 per diluted share, in the first nine months of 2010.
Gene Isenberg, Nabors’ Chairman and CEO, commented, “The quarter represents solid performance across all of our US and Canada Land Drilling and Well-servicing operations. These results were bolstered by more normalized Pressure Pumping results, a significant increase in income from our Other Operating Segments, primarily Canrig, and a return to profitability in our US Offshore operations. All of this served to more than offset the seasonal low in Alaska and significantly lower than expected results in our International operations.
“Compared to the second quarter of this year, the largest improvements in income came from our Canadian and Pressure Pumping operations followed by Other Operating Segments, US Land Drilling, US Well Servicing and US Offshore.
“In our US Land Drilling unit, operating income reached $104.9 million, which represented a $5.6 million sequential increase. This improvement reflects an additional 7.6 rigs operating and brings the average rig count to 201.8 rigs for the quarter. Average margins increased by $370 per rig day when we normalize for the $395 margin per rig day attributable to early contract termination payments we received in the second quarter. During the quarter this unit retired 104 rigs; only 53 of these were included in our actively marketed rig fleet. All but seven of these rigs were mechanical. These rigs have been deemed to be functionally or economically non-competitive for today’s market and are being dismantled for parts and scrap.
“Today our rig count stands at 216 rigs on revenue, 163 of which have long-term contractual commitments. Since the last quarterly release we deployed seven new built AC rigs and five refurbished SCR rigs and we expect to deploy up to 11 new and upgraded rigs before the end of this year. That will leave 22 new rigs to be deployed by the end of the third quarter of 2012, including three recent new build commitments. Interest in additional new build rigs continues to be strong, with negotiations for a significant number of additional rig commitments ongoing. We expect the fourth quarter to realize an increase in income with the deployment of these rigs and another modest increase in average margins.
“Our US Well-servicing operations had significantly increased income of $22.8 million, primarily attributable to activity increases in both rigs and fluid hauling services. Rate increases also exerted a positive effect, but higher costs continued to absorb a significant amount of these increases. Quarterly rig hours increased by approximately 10,000 to 205,610, while trucking hours increased by nearly 40,000 to 421,090. During the quarter, we deployed the last of 150 new fluid hauling units and 1,000 frac tanks, many of which have term contract commitments. We also started up the first four of 20 new 400 HP rigs for our California operations. We expect to receive the remaining 16 new rigs in California by the end of the first quarter and another 500 new frac tanks in other venues. This unit also is decommissioning a number of rigs and trucks, none of which were in the active fleet count. Activity remains strong and still appears to be increasing in most venues, particularly in the northeast and Bakken regions where we are rapidly increasing our presence.
“Our Pressure Pumping business recorded $65.1 million in operating income during the quarter despite a multi-week, flood-induced shutdown in northeast Pennsylvania and some residual cost variances that are dissipating rapidly. At the end of the quarter we had 19 large frac crews in service, including the five new spreads that have been added since mid-June, bringing our total fracturing hydraulic horsepower to 680,000. The remaining six new spreads are now on schedule and should be completed by the end of the first quarter of 2012. This will increase our number of spreads operating to 25 with a total fracturing hydraulic horsepower of 855,000. We now have 13 long-term contracts covering nine of the spreads currently in service and four covering future deliveries. The outlook for this business still appears to be quite good, although certain regions are becoming more competitive.
“Our US Offshore unit posted income of $2.5 million, representing its first quarterly profit since last year’s Macondo blowout in the Gulf of Mexico. One of our deepwater platform rigs returned to work at the beginning of August and several of our shallow water jackups and platform rigs have work commitments, but are delayed as the customers are still awaiting permits. It appears that most of these rigs should commence operations by mid-fourth quarter. The income from these rigs, along with the increasing contribution from progress payments covering the construction of a high-specification, deepwater platform rig for a major customer, should significantly bolster our 2012 results. We are building a second deepwater platform rig which will be owned by Nabors and which should commence operations in the first quarter of 2013.
“Our Canada operations posted $21.6 million in operating income despite a slow start to the quarter due to wet weather in July. The third quarter results approximate those achieved in the first quarter, which is customarily the annual peak, and represents one of our sharpest rebounds off of the seasonally low second quarter. All of this is indicative of the rapidly increasing level of activity this market is experiencing. During the quarter, we averaged 41.8 rigs operating, up to 46 rigs today, portending a strong fourth and first quarter. The increasing profitability of this unit is a function of the increased activity in conventional, oil-directed areas and the rapidly expanding development of the unconventional Cardium liquids-prone shale, which is becoming more of a year-round operation. In addition, the anticipation of the imminent approval of an LNG facility at Kitimat, on the west coast of British Columbia, is precipitating a more robust winter drilling season in the BC shales, further bolstering the short- and long-term outlooks for this market.
“In Alaska, the quarter’s operating income of $3.0 million reflected the normal seasonally low levels of the third quarter, with similar results expected in the fourth quarter. We anticipate a sharp increase in income for the first quarter, with an additional six or more rigs starting up for winter exploration and delineation projects. The robust winter season should also have a positive but lesser effect on our second quarter, with other pending developments potentially yielding significantly improved full-year results in 2012.
“Our Other Operating Segments posted a significant sequential increase with $22.0 million in operating income, primarily attributable to our Canrig operation, which continues to see strong growth. Our Ryan directional drilling operation showed a more modest increase, and our Peak operations in Alaska contributed significantly even though the third and fourth quarters constitute their seasonal low. At the end of July we completed the purchase of our partner’s 50% interest in Peak Oilfield Services, making it a wholly owned subsidiary of Nabors. In mid-September, Peak acquired a competitive Rolligon operation giving us the largest fleet of North Slope tundra travel vehicles, which are essential to winter exploration and delineation operations.
“Results in our International unit were $29.0 million, which was below the flat results we previously forecasted. This was primarily the result of further delays, principally in Iraq and Saudi Arabia, regarding the start-up of several rigs and the deferral of some rig upgrades into subsequent quarters to facilitate the customer’s scheduling, two of our jackups remain in the shipyard, but are expected to return to work in early and mid-November. Another higher margin jackup is scheduled for drydocking late in the fourth quarter and probably will not recommence operations until early in the second quarter. Our last jackup is set to undergo inspection in the first quarter and will incur significant downtime. The financial impact of these two rigs being out of service longer and later than originally planned, combined with slippage on other large projects, is resulting in an expectation of sequentially declining income through the first quarter, after which we should see a significant rebound in income. This unit also decommissioned 13 rigs, seven of which were from its active fleet, as part of this quarter’s asset retirements. Our international rig count is improving and we anticipate approximately 130 rigs operating by the end of 2012, up significantly from the 105 we averaged in the third quarter. This supports our continued expectation of a significant increase in results for 2012.
“Our financial position remains solid with ongoing access to low-cost capital. In mid-August we completed the placement of $700 million in 10-year senior unsecured notes at a 4.63% interest rate. The proceeds were used to pay down our revolving lines of credit, thereby providing attractive long-term financing and additional liquidity to take advantage of investment opportunities as they arise.
“While we are fully cognizant of the vulnerability of oil and gas prices to weakening global GDP, particularly over the near-term, we have yet to see any signs of a slowdown in our day-to-day operations. There are numerous developments in all of our businesses that continue to support a positive outlook over the longer term. This quarter’s significant sequential income increase for most of our units and the visibility of pending improvement in the remaining units support our belief that we will see significant increases in income over the next several quarters, absent a marked contraction in customer spending. Even if that occurs, our vulnerability to such a development is significantly lower than it was in 2008 for several reasons. First, approximately 75 percent of our North American income is derived from oil-related operations, compared to approximately 35 percent in 2009. Next, roughly 75 percent of our US land rigs and 50 percent of our pressure pumping fleet are subject to term contract commitments. Finally, our International results have much less downside than 2008 when we were running at an annualized rate of $500 million in operating income and had a large number of maturing contracts, compared with today when our operating income run rate is $120 million and we have numerous multi-year contracts soon to commence. Consequently, even in a downturn, I believe we will maintain better results than the current stock price implies, and we are likely to see improved results in a moderately lower but stable commodity price environment.”
The Nabors companies own and operate approximately 491 land drilling rigs and approximately 749 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 39 platform rigs, 12 jackup units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors is one of the largest providers of hydraulic fracturing, cementing, nitrogen and acid pressure pumping services with over 780,000 hydraulic horsepower currently in service. Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics, and facilities maintenance and project management services. Nabors participates in most of the significant oil and gas markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements. The projections contained in this release reflect management’s estimates as of the date of the release. Nabors does not undertake to update these forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development for Nabors Corporate Services, Inc., at 281-775-8038. To request investor materials, contact our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except per share amounts)	2011	2010	2011	2011	2010
Revenues and other income:
Operating revenues	$1,624,791	$1,069,261	$1,354,905	$4,360,975	$2,856,636
Earnings (losses) from unconsolidated affiliates	33,723	11,842	9,307	59,304	28,329
Investment income (loss)	738	(733)	(969)	12,056	(976)

Total revenues and other income	1,659,252	1,080,370	1,363,243	4,432,335	2,883,989

Costs and other deductions:
Direct costs	1,030,231	625,561	835,112	2,723,714	1,648,289
General and administrative expenses	122,372	87,194	125,648	366,478	242,957
Depreciation and amortization	234,834	198,151	225,912	686,848	545,084
Depletion	11,789	5,778	2,698	18,060	15,646
Interest expense	57,907	66,973	63,739	195,570	199,035
Losses (gains) on sales and retirements of long-lived assets and other expense (income), net	(12,157)	9,407	5,572	(556)	40,798
Impairments and other charges	98,072	123,099	—	98,072	123,099

Total costs and other deductions	1,543,048	1,116,163	1,258,681	4,088,186	2,814,908

Income (loss) from continuing operations before income taxes	116,204	(35,793)	104,562	344,149	69,081

Income tax expense (benefit):
Current	17,698	(71,276)	7,791	42,142	(40,979)
Deferred	15,552	67,046	27,873	65,079	54,133

Income tax expense (benefit)	33,250	(4,230)	35,664	107,221	13,154

Subsidiary preferred stock dividend	750	—	750	2,250	—

Income (loss) from continuing operations, net of tax	82,204	(31,563)	68,148	234,678	55,927
Income (loss) from discontinued operations, net of tax	(7,240)	(7,591)	123,906	114,496	(12,921)

Net income (loss)	74,964	(39,154)	192,054	349,174	43,006
Less: Net (income) loss attributable to noncontrolling interest	(708)	(453)	394	355	1,208

Net income (loss) attributable to Nabors	$74,256	$(39,607)	$192,448	$349,529	$44,214

Earnings (losses) per share: (1)
Basic from continuing operations	$.28	$(.11)	$.24	$.82	$.21
Basic from discontinued operations	$(.02)	$(.03)	$.43	$.40	$(.05)

Basic	$.26	$(.14)	$.67	$1.22	$.16

Diluted from continuing operations	$.28	$(.11)	$.23	$.80	$.19
Diluted from discontinued operations	$(.03)	$(.03)	$.42	$.39	$(.04)

Diluted	$.25	$(.14)	$.65	$1.19	$.15

Weighted-average number of common shares outstanding: (1)
Basic	287,487	285,282	287,311	286,971	285,045

Diluted	291,986	285,282	294,298	292,991	289,847

Adjusted income (loss) derived from operating activities (2)	$259,288	$164,419	$174,842	$625,179	$432,989

(1)	See “Computation of Earnings (Losses) Per Share” included herein as a separate schedule.

(2)	Adjusted income (loss) derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for those amounts reported under accounting principles generally accepted in the United States of America (“GAAP”). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading “Segment Reporting”.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	June 30,	December 31,
(In thousands, except ratios)	2011	2011	2010
ASSETS
Current assets:
Cash and short-term investments	$395,320	$673,042	$801,190
Accounts receivable, net	1,397,725	1,191,182	1,116,510
Assets held for sale	267,911	311,295	352,048
Other current assets	483,388	377,422	343,182

Total current assets	2,544,344	2,552,941	2,612,930
Long-term investments and other receivables	40,373	42,119	40,300
Property, plant and equipment, net	8,577,213	8,372,405	7,815,419
Goodwill	501,297	494,100	494,372
Investment in unconsolidated affiliates	323,066	303,970	267,723
Other long-term assets	332,053	350,117	415,825

Total assets	$12,318,346	$12,115,652	$11,646,569

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$275,227	$881	$1,379,018
Other current liabilities	1,140,538	1,024,069	775,362

Total current liabilities	1,415,765	1,024,950	2,154,380
Long-term debt	4,088,133	4,264,586	3,064,126
Other long-term liabilities	1,101,721	1,088,453	1,016,012

Total liabilities	6,605,619	6,377,989	6,234,518

Subsidiary preferred stock (1)	69,188	69,188	69,188

Equity:
Shareholders’ equity	5,631,812	5,655,504	5,328,162
Noncontrolling interest	11,727	12,971	14,701

Total equity	5,643,539	5,668,475	5,342,863

Total liabilities and equity	$12,318,346	$12,115,652	$11,646,569

Cash, short-term and long-term investments (2)	$435,693	$715,161	$841,490

Funded debt to capital ratio: (3)
- Gross	0.41 : 1	0.40 : 1	0.42 : 1
- Net of cash and investments	0.38 : 1	0.36 : 1	0.37 : 1
Interest coverage ratio: (4)	8.2 : 1	7.7 : 1	7.0 : 1

(1)	Represents preferred stock acquired in September 2010. 75,000 shares of such stock are outstanding and pay quarterly dividends at an annual rate of 4%.

(2)	The September 30, 2011, June 30, 2011 and December 31, 2010 amounts include $34.4 million, $36.0 million and $32.9 million, respectively, in oil and gas financing receivables that were included in long-term investments and other receivables.

(3)	The gross funded debt to capital ratio is calculated by dividing (x) funded debt by (y) funded debt plus deferred tax liabilities (net of deferred tax assets) plus capital. Funded debt is the sum of (1) short-term borrowings, (2) the current portion of long-term debt and (3) long-term debt. Capital is shareholders’ equity. The net funded debt to capital ratio is calculated by dividing (x) net funded debt by (y) net funded debt plus deferred tax liabilities (net of deferred tax assets) plus capital. Net funded debt is funded debt minus the sum of cash and cash equivalents and short-term and long-term investments and other receivables. Both of these ratios are used to calculate a company’s leverage in relation to its capital. Neither ratio measures operating performance or liquidity as defined by GAAP and, therefore, may not be comparable to similarly titled measures presented by other companies.

(4)	The interest-coverage ratio is a trailing 12-month quotient of the sum of (i) income from continuing operations, net of tax, (ii) net income (loss) attributable to noncontrolling interest, (iii) subsidiary preferred stock dividends, (iv) interest expense, (v) depreciation and amortization, (vi) depletion expense, (vii) impairments and other charges and (viii) income tax expense (benefit) less investment income (loss) divided by the sum of cash interest expense and subsidiary preferred stock dividends. This ratio is a method for calculating the amount of operating cash flows available to cover cash interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies.

1-2

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
SEGMENT REPORTING
(Unaudited)
The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except rig activity)	2011	2010	2011	2011	2010
Reportable segments:
Operating revenues and Earnings (losses) from unconsolidated affiliates from continuing operations:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$430,895	$350,348	$404,984	$1,214,447	$925,262
U.S. Land Well-servicing	189,356	119,127	164,140	503,752	321,978
U.S. Offshore	46,069	26,504	40,284	116,807	103,680
Alaska	27,027	45,920	32,336	100,678	139,099
Canada	145,587	85,728	87,974	406,004	262,043
International	281,686	288,535	265,231	809,394	800,886

Subtotal Contract Drilling (2)	1,120,620	916,162	994,949	3,151,082	2,552,948
Pressure Pumping (3)	343,723	61,611	265,930	867,512	61,611
Oil and Gas (4)	43,104	11,280	11,755	74,987	31,682
Other Operating Segments (5) (6)	199,604	130,392	162,491	483,478	333,654
Other reconciling items (7)	(48,537)	(38,342)	(70,913)	(156,780)	(94,930)

Total	$1,658,514	$1,081,103	$1,364,212	$4,420,279	$2,884,965

Adjusted income (loss) derived from operating activities from continuing operations:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$104,877	$70,452	$99,231	$284,203	$188,907
U.S. Land Well-servicing	22,839	9,049	16,526	50,488	19,465
U.S. Offshore	2,457	(1,090)	(1,059)	(2,579)	14,387
Alaska	3,021	14,299	8,288	22,328	40,644
Canada	21,604	1,013	(2,512)	58,084	6,398
International	29,015	64,379	35,851	100,363	182,930

Subtotal Contract Drilling (2)	183,813	158,102	156,325	512,887	452,731
Pressure Pumping (3)	65,052	11,987	43,888	152,655	11,987
Oil and Gas (4)	23,841	1,037	4,959	28,030	5,654
Other Operating Segments (5) (6)	22,012	17,969	13,641	41,791	33,176
Other reconciling items (8)	(35,430)	(24,676)	(43,971)	(110,184)	(70,559)

Total	259,288	164,419	174,842	625,179	432,989
Interest expense	(57,907)	(66,973)	(63,739)	(195,570)	(199,035)
Investment income (loss)	738	(733)	(969)	12,056	(976)
Gains (losses) on sales and retirements of long-lived assets and other income (expense), net	12,157	(9,407)	(5,572)	556	(40,798)
Impairments and other charges	(98,072)	(123,099)	—	(98,072)	(123,099)

Income (loss) from continuing operations before income taxes	$116,204	$(35,793)	$104,562	$344,149	$69,081

Rig activity:
Rig years: (9)
U.S. Lower 48 Land Drilling	201.8	182.2	194.2	194.7	171.2
U.S. Offshore	10.8	8.2	9.4	9.4	10.4
Alaska	4.7	6.7	4.5	4.8	7.9
Canada	41.8	27.5	22.5	38.0	26.6
International (10)	105.3	103.0	102.8	102.6	96.3

Total rig years	364.4	327.6	333.4	349.5	312.4

Rig hours: (11)
U.S. Land Well-servicing	205,610	168,949	195,949	589,140	474,495
Canada Well-servicing	49,788	44,606	29,254	132,196	122,849

Total rig hours	255,398	213,555	225,203	721,336	597,344

1-3

(1)	These segments include our drilling, well-servicing and workover operations on land and offshore.

(2)	Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $(.9) million, $.6 million and $3.7 million for the three months ended September 30, 2011 and 2010 and June 30, 2011, respectively, and $3.0 million and $3.7 million for the nine months ended September 30, 2011 and 2010, respectively.

(3)	Includes operating results of our Pressure Pumping operating segment, added to our lines of business during the third quarter of 2010, for the three and nine months ended September 30, 2011 and 2010 and the three months ended June 30, 2011.

(4)	Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $34.9 million, $6.8 million and $6.2 million for the three months ended September 30, 2011 and 2010 and June 30, 2011, respectively, and $56.3 million and $14.5 million for the nine months ended September 30, 2011 and 2010, respectively.

(5)	Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(6)	Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $(.3) million, $4.4 million and $(.6) million for the three months ended September 30, 2011 and 2010 and June 30, 2011, respectively, and $0 and $10.1 million for the nine months ended September 30, 2011 and 2010, respectively.

(7)	Represents the elimination of inter-segment transactions.

(8)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(9)	Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represent a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(10)	International rig years included our equivalent percentage ownership of rigs owned by unconsolidated affiliates which totaled 2.0 years during each of the three months ended September 30, 2011 and 2010 and June 30, 2011, respectively, and 2.0 years and 2.3 years during the nine months ended September 30, 2011 and 2010, respectively.

(11)	Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.

1-4

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
COMPUTATION OF EARNINGS (LOSSES) PER SHARE
(Unaudited)
A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except per share amounts)	2011	2010	2011	2011	2010
Net income (loss) attributable to Nabors (numerator):
Income (loss) from continuing operations, net of tax	$82,204	$(31,563)	$68,148	$234,678	$55,927
Less: net (income) loss attributable to noncontrolling interest	(708)	(453)	394	355	1,208

Adjusted income (loss) from continuing operations, net of tax — basic	$81,496	$(32,016)	$68,542	$235,033	$57,135
Add interest expense on assumed conversion of our 0.94% senior exchangeable notes due 2011, net of tax (1)	—	—	—	—	—

Adjusted income (loss) from continuing operations, net of tax — diluted	$81,496	$(32,016)	$68,542	$235,033	$57,135
Income (loss) from discontinued operations, net of tax	(7,240)	(7,591)	123,906	114,496	(12,921)

Adjusted net income (loss) attributable to Nabors	$74,256	$(39,607)	$192,448	$349,529	$44,214

Earnings (losses) per share:
Basic from continuing operations	$.28	$(.11)	$.24	$.82	$.21
Basic from discontinued operations	(.02)	(.03)	.43	.40	(.05)

Total Basic	$.26	$(.14)	$.67	$1.22	$.16

Diluted from continuing operations	$.28	$(.11)	$.23	$.80	$.19
Diluted from discontinued operations	(.03)	(.03)	.42	.39	(.04)

Total Diluted	$.25	$(.14)	$.65	$1.19	$.15

Shares (denominator):
Weighted-average number of shares outstanding-basic	287,487	285,282	287,311	286,971	285,045
Net effect of dilutive stock options, warrants and restricted stock awards based on the if-converted method	4,499	—	6,987	6,020	4,802
Assumed conversion of our 0.94% senior exchangeable notes due 2011 (1)	—	—	—	—	—

Weighted-average number of shares outstanding — diluted	291,986	285,282	294,298	292,991	289,847

(1)	In May 2011, the remaining aggregate principal amount of our 0.94% senior exchangeable notes matured and we redeemed them with $1.2 billion of borrowings under our revolving credit facilities and available cash. Diluted earnings (losses) per share for the three and nine months ended September 30, 2010 exclude any incremental shares that would have been issuable upon exchange of these notes based on a calculation using our stock price. Our stock price did not exceed the threshold during the periods ending September 30, 2010.

For all periods presented, the computation of diluted earnings (losses) per share excluded outstanding stock options and warrants with exercise prices greater than the average market price of Nabors’ common shares, because their inclusion would have been anti-dilutive and because they were not considered participating securities. The average number of options and warrants that were excluded from diluted earnings (losses) per share that would have potentially diluted earnings (losses) per share in the future were 10,271,673 and 32,543,395 shares during the three months ended September 30, 2011 and 2010, respectively; and 5,494,895 shares during the three months ended June 30, 2011; and 7,678,536 and 14,108,644 shares during the nine months ended September 30, 2011 and 2010, respectively. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options and warrants, such stock options and warrants are included in our diluted earnings (losses) per share computation using the if-converted method of accounting. Restricted stock will be included in our basic and diluted earnings (losses) per share computation using the two-class method of accounting in all periods because such stock is considered participating securities.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS) ITEMS EXCLUDING CERTAIN NON-CASH CHARGES AND OTHER NON-OPERATIONAL ITEMS (NON-GAAP)
(Unaudited)

		Charges and
		Non-Operational	As adjusted
(In thousands, except per share amounts)	Actuals	Items	(Non-GAAP)
2011:	Three Months Ended September 30, 2011

Operating revenues and Earnings (losses) from unconsolidated affiliates	$1,658,514	$27,229	$1,631,285
Adjusted income (loss) derived from operating activities	259,288	23,612	235,676
Income (loss) from continuing operations, net of tax	82,204	(47,397)	129,601
Net income (loss) attributable to Nabors	74,256	(47,397)	121,653
Diluted earnings (losses) per share from continuing operations	0.28	(0.16)	0.44

	Nine Months Ended September 30, 2011

Operating revenues and Earnings (losses) from unconsolidated affiliates	$4,420,279	$27,229	$4,393,050
Adjusted income (loss) derived from operating activities	625,179	23,612	601,567
Income (loss) from continuing operations, net of tax	234,678	(47,397)	282,075
Net income (loss) attributable to Nabors	349,529	(47,397)	396,926
Diluted earnings (losses) per share from continuing operations	0.80	(0.16)	0.96

2010:	Three Months Ended September 30, 2010

Operating revenues and Earnings (losses) from unconsolidated affiliates	$1,081,103	$—	$1,081,103
Adjusted income (loss) derived from operating activities	164,419	—	164,419
Income (loss) from continuing operations, net of tax	(31,563)	(116,280)	84,717
Net income (loss) attributable to Nabors	(39,607)	(116,280)	76,673
Diluted earnings (losses) per share from continuing operations	(0.11)	(0.40)	0.29

	Nine Months Ended September 30, 2010

Operating revenues and Earnings (losses) from unconsolidated affiliates	$2,884,965	$—	$2,884,965
Adjusted income (loss) derived from operating activities	432,989	—	432,989
Income (loss) from continuing operations, net of tax	55,927	(116,280)	172,207
Net income (loss) attributable to Nabors	44,214	(116,280)	160,494
Diluted earnings (losses) per share from continuing operations	0.19	(0.40)	0.59

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
SCHEDULE OF NON-CASH CHARGES AND OTHER NON-OPERATIONAL ITEMS (NON-GAAP)
(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30,					September 30,
			Per Diluted		Per Diluted			Per Diluted		Per Diluted
(In thousands, except per share amounts)	2011		Share	2010	Share	2011		Share	2010	Share
Bargain purchase gain by oil and gas joint venture	$(27,229	) (1)	$(.06)	$—	$—	$(27,229	) (1)	$(.06)	$—	$—
Goodwill impairment	—		—	10,707	.03	—		—	10,707	.03
Rig asset retirements and impairments	98,072	(2)	.23	58,045	.16	98,072	(2)	.23	58,045	.16
Dry-hole expenses	3,617		.01	—	—	3,617		.01	—	—
Impairments of oil and gas financing receivable	—		—	54,347	.14	—		—	54,347	.14
Acquisition related expenses	—		—	7,000	.02	—		—	7,000	.02
Gain on acquisition of equity method investment	(12,178	) (3)	(.02)	—	—	(12,178	) (3)	(.02)	—	—
Other non-operational items	—		—	3,656	.01	—		—	3,656	.01
Colombia Tax Allowance	—		—	11,606	.04	—		—	11,606	.04

Total Adjustments before tax	62,282			145,361		62,282			145,361

Income Tax Effect of Adjustments	(14,885)			(29,081)		(14,885)			(29,081)

Total Adjustments, net of tax	$47,397		$.16	$116,280	$.40	$47,397		$.16	$116,280	$.40

Weighted-average number of shares outstanding — diluted	291,986			285,282		292,991			289,847

(1)	Represents our proportionate share of a bargain purchase gain recorded by our equity method oil & gas joint venture during the quarter related to the closing of an acquisition. This gain was deemed necessary because the estimated fair value of the assets acquired exceeded the purchase price.

(2)	Represents the impact of the decommissioning and retirement of various rigs, trucks and other assets in our U.S. Lower 48 Land Drilling, International and U.S. Land Well-servicing segments ($63.2 million, $26.1 million and $8.9 million, respectively). These assets have been deemed to be functionally or economically non-competitive for today’s market and are being dismantled for parts and scrap.

(3)	We acquired the remaining 50% interest in Peak Oilfield Services (Peak), which we had previously accounted for under the equity method of accounting. We consolidated the assets and liabilities of Peak during the quarter and recorded a gain, which reflects the excess of the estimated fair value of the assets and liabilities over the net carrying value of our equity investment.

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